Exhibit 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES ACQUISITION OF PATENT PORTFOLIO

New York, New York - April 2, 2025 -- Network-1 Technologies, Inc. (NYSE American: NTIP), a company engaged in the acquisition, development, licensing and monetization of intellectual property, today announced the acquisition of a patent portfolio relating to several key advanced security technologies.

The acquired portfolio includes eight (8) issued United States patents and one (1) international patent relating to, among other things, the enabling technology to support the interoperability of smart home IoT devices, advanced security against quantum computers and The acquired portfolio includes eight (8) issued United States patents and one (1) international patent relating to, among other things, the enabling technology to support the interoperability of smart home IoT devices, advanced security against quantum computers and improvements in Internet transport layer security.

In addition to the granted United States patents, the portfolio also includes eleven (11) pending United States patent applications and five (5) pending international patent applications. The patents are based on a series of patent applications filed as early as 2018 and have patent terms extending into 2038. Network-1 anticipates continuing to prosecute the pending patent applications and plans on filing several new patent applications with the United States Patent and Trademark Office based on the inventions contemplated by the original patent filings.

The newly acquired patent portfolio was acquired from IoT Technologies and M2M Technologies, LLC, an intellectual property development company in Evanston, Illinois (“IOT”). The Managing Member of IOT is John Nix, an entrepreneur and established inventor, and CEO of Vobal Technologies, LLC. In 2016, Mr. Nix was recognized as “Creator of the Year” by the Intellectual Property Law Association of Chicago for his intellectual property related to embedded SIM technology. Mr. Nix earned B.S. in Physics from Davidson College, an MBA from Kellogg School of Management and a Masters in Engineering Management from Northwestern University.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one hundred and fourteen (114) U.S. patents and seventeen (17) international patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes efforts to monetize three patent portfolios (the Cox, M2M/IoT and HFT portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $188,000,000 from May 2007 through December 31, 2024. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2024 with respect to its Mirror Worlds Patent Portfolio.

Contacts:

Network-1 Technologies, Inc.

Corey M. Horowitz

(917) 692-0000